Exhibit 4.6

MANAGEMENT INFORMATION CIRCULAR

AND

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING
OF SHAREHOLDERS OF

SCORPIO GOLD CORPORATION

TO BE HELD ON June 9, 2026

Dated: May 5, 2026

750 – 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 Canada

ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
to be held on June 9, 2026

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting (the “Meeting”) of the shareholders of Scorpio Gold Corporation (the “Company”) will be held at Suite 750, 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 on June 9, 2026, at the hour of 10:00 a.m. (PT) for the following purposes:

1.	to set the number of directors at five (5); as more particularly described in the Management Information Circular (the “Circular”) under the heading “Setting Number of Directors”;

2.	to elect directors for the ensuing year; as more particularly described in the Circular under the heading “Election of Directors”;

3.	to appoint Davidson & Company LLP as auditor of the Company for the ensuing year and to authorize the directors to determine the remuneration to be paid to the auditor as more particularly described in the Circular under the heading “Appointment and Remuneration of Auditor”;

4.	to consider and, if thought fit, to approve an amendment to the Company’s equity incentive plan, as described in the accompanying Circular;

5.	to consider, and if deemed appropriate, pass, with or without variation, a special resolution authorizing alterations to the articles of the Company, altering the rights and restrictions of the existing class of common shares of the Company and re-designating such class as subordinate voting shares, and creating a class of multiple voting shares (the “Amendment Resolution”); and

6.	to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The nature of the business to be transacted at the Meeting is described in further detail in the Circular of the Company dated May 5, 2026. The proxy materials are also posted on the Company’s website at www.scorpiogold.com and on www.sedarplus.ca.

Shareholders who are unable to attend the Meeting are requested to complete, sign, date and return the enclosed proxy. A proxy will not be valid unless it is deposited by mail to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, ON M5J 2Y1 or by internet (www.investorvote.com) or telephone voting (1-866-732-VOTE within North America) not less than 48 hours (excluding Saturdays and holidays) before the time fixed for the Meeting or an adjournment thereof.

If you are a non-registered Shareholder of the Company and received this Notice and accompanying materials through a broker, a financial institution, a participant, or a trustee or administrator of a retirement savings plan, retirement income fund, education savings plan or other similar savings or investment plan registered under the Income Tax Act (Canada), or a nominee of any of the foregoing that holds your securities on your behalf (each, an “Intermediary”), please complete and return the materials in accordance with the instructions provided to you by your Intermediary.

By Order of the Board of Directors

/s/ “Zayn Kalyan”
Director & CEO

750 – 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 Canada

MANAGEMENT INFORMATION CIRCULAR

as at May 5, 2026

MANAGEMENT SOLICITATION OF PROXIES

This management information circular (the “Circular or Information Circular”) is provided in connection with the solicitation of proxies by the management of Scorpio Gold Corporation (the “Company”) for use at the Annual General and Special Meeting of the shareholders of the Company (the “Meeting”) to be held at Suite 750, 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 on Tuesday, June 9, 2026 at 10:00 a.m. PST and at any adjournments thereof for the purposes set forth in the enclosed Notice of Annual General and Special Meeting (the “Notice”).

If you are a Non-Registered Shareholder and have received this Notice of Meeting and accompanying materials through an Intermediary, please complete and return the voting instructions form (“Voting Instruction Form”) provided to you in accordance with the instructions provided therein.

Registered holders may opt to receive important shareholder information electronically, including Annual General and Special Meeting materials, by visiting www.investorcentre.com and follow these steps:

•	Click on “sign up for e-Delivery”

•	Select the Company from the drop-down list

•	Enter your Holder Account Number (found on your proxy form) and postal code (or last name if you reside outside of Canada)

•	Click Submit

Non-registered holders should contact their intermediary to set up e-delivery.

INTRODUCTION

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies by management of the Company will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation to any of the directors, officers and employees of the Company. The Company does not reimburse Shareholders, nominees or agents for costs incurred in obtaining from their principal’s authorization to execute forms of proxy, except that the Company has requested brokers and nominees who hold stock in their respective names to furnish this proxy material to their customers who are NOBOs (as defined below), and the Company will reimburse such brokers and nominees for their related out of pocket expenses. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company.

No person has been authorized to give any information or to make any representation other than as contained in this Information Circular in connection with the solicitation of proxies. If given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Information Circular. This Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized, or in which the person making such solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such an offer of solicitation.

Appointment and Revocation of Proxies

The persons named in the accompanying form of proxy (the “Proxy”) are officers of the Corporation. A registered shareholder has the right to appoint a person (who need not be a shareholder) other than the persons named as the proxy of the shareholder and may exercise this right either by inserting that person’s name in the blank space provided in the Proxy and striking out the other names or by completing another proper form of proxy. To be effective, Proxies must be deposited at the office of the Corporation’s registrar and transfer agent, Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or adjournment thereof.

Proxies given by registered shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any other manner permitted by law, a Proxy may be revoked by depositing an instrument in writing signed by the registered shareholder, or by the registered shareholder’s attorney duly authorized in writing, at the registered office of the Corporation, #750 – 1095 West Pender Street, Vancouver, British Columbia V6C 2M6 on or before the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chair of the Meeting on the day of the Meeting, or any adjournment thereof.

750 – 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 Canada

Registered Shareholders electing to submit a Proxy may do so by:

i.	Internet: Vote online at www.investorvote.com using the Proxy Control Number found in the enclosed Proxy;

ii.	Mail: Completing, dating and signing the enclosed Proxy and returning it to the Company’s transfer agent, Computershare, by mail or hand delivery at 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, Canada; or

iii.	Telephone: Using a touch-tone phone to transmit voting choices to the toll-free number given in the Proxy. Registered Shareholders who choose this option must follow the instructions of the voice response system and refer to the enclosed Proxy for the toll-free number, the holder’s account number and the Proxy Control Number.

Every Proxy may be revoked by an instrument in writing:

(i)	executed by the Shareholder or by his/her attorney authorized in writing or, where the Shareholder is a company, by a duly authorized officer or attorney of the company; and

(ii)	delivered either to the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, at which the Proxy is to be used, or to the chairman of the Meeting on the day of the Meeting or any adjournment thereof, or in any other manner provided by law.

Only Registered Shareholders have the right to revoke a Proxy. Non-Registered Shareholders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective Intermediaries to revoke the Proxy on their behalf. If you are a Non-Registered Shareholder, see “Voting by Non-Registered Shareholders” below for further information on how to vote your Common Shares.

Exercise of Discretion by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Common Shares represented thereby in accordance with your instructions. If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. The Proxy confers discretionary authority on the persons named therein with respect to:

(i)	each matter or group of matters identified therein for which a choice is not specified,

(ii)	any amendment to or variation of any matter identified therein,

(iii)	any other matter that properly comes before the Meeting, and

(iv)	exercise of discretion of proxyholder.

In respect of a matter for which a choice is not specified in the Proxy, the persons named in the Proxy will vote the Common Shares represented by the Proxy for the approval of such matter. Management is not currently aware of any other matters that could come before the Meeting.

Voting by Non-Registered Shareholders

The following information is of significant importance to Shareholders who do not hold Common Shares in their own name. Non-Registered Shareholders should note that the only Proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders.

If Common Shares are listed in an account statement provided to a Shareholder by an Intermediary, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder’s Intermediary or an agent of that Intermediary. In the United States, the vast majority of such Common Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Every Intermediary has its own mailing procedures and provides its own return instructions to clients. However, most Intermediaries now delegate responsibility for obtaining voting instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada.

If you are a Non-Registered Shareholder, you should carefully follow the instructions on the Voting Instruction Form received from Broadridge in order to ensure that your Common Shares are voted at the Meeting. The Voting Instruction Form supplied to you will be similar to the Proxy provided to the Registered Shareholders by the Company. However, its purpose is limited to instructing the Intermediary on how to vote on your behalf.

The Voting Instruction Form sent by Broadridge will name the same persons as the Company’s Proxy to represent you at the Meeting. As a Non-Registered Shareholder you may not be recognized directly at the Meeting. In order to appoint a proxyholder of your own choosing, you should insert your own name or the name of the desired representative in the blank space provided in the Voting Instruction Form. Alternatively, you may provide other written instructions requesting that you or your desired representative be appointed as your proxyholder for your Intermediary. The completed Voting Instruction Form should be returned in accordance with the instructions on the form.

If you receive a Voting Instruction Form from Broadridge, you cannot use it to vote Common Shares directly at the Meeting – the Voting Instruction Form must be completed and returned in accordance with its instructions well in advance of the voting deadline in order to have your Common Shares voted at the Meeting.

Voting by Proxy Generally

Proxyholders other than the individuals named in the accompanying Proxy will be required to identify themselves by notice in writing to the Company by 10:00 a.m. PT on Friday, June 5, 2026 so that the Company can confirm their identity prior to the Meeting and facilitate their voting of the Proxies that they hold at the Meeting. Notice may be provided by e-mail to the Company at stephanie@stoneridgecorp.com. Proxies will not be accepted at the Meeting. All Proxies must be submitted to Computershare by 10:00 a.m. PT on Friday, June 5, 2026 (the “Proxy Deadline”).

Votes received by the Proxy Deadline for each matter set out in the Notice will be tabulated by Computershare and compiled in a Proxy report (the “Proxy Report”) completed by the Scrutineer. The determination as to whether a particular matter has been approved, a particular individual has been appointed or a particular resolution has been passed will be made solely on the basis of the voting results set out in the Proxy Report. Management will advise at the Meeting, the voting results for each matter set out in the Proxy Report and Shareholders will be entitled to request a copy of the Proxy Report from management after the Meeting.

Voting and Discretion of Proxies

The common shares (the “Shares”) of the Corporation represented by the Proxies solicited by management of the Corporation pursuant to this Circular will be voted or withheld from voting in accordance with the directions contained therein. If no directions are given, the Shares will be voted FOR the fixing of the number of directors at five (5), FOR the election of management’s nominees as directors of the Corporation, FOR the appointment of management’s nominee as auditors of the Corporation and authorizing the directors to fix their remuneration, FOR the approval of the equity incentive plan and FOR the approval of the Company’s new Articles. The Proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in the Notice and in respect of other matters that may properly come before the Meeting, or any adjournment thereof.

As at the date of this Circular, management knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments, variations or other matters are properly brought before the Meeting, the persons named in the Proxies will vote thereon in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of each of the following persons in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors:

(a)	each person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last financial year;

(b)	each proposed nominee for election as a director of the Company; and

(c)	each associate or affiliate of any of the foregoing.

VOTING SECURITIES, RECORD DATE AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of an unlimited number of Shares without par value. As at the date of this Circular, 302,589,194 Shares are issued and outstanding. Each Share of the Company carries the right to one vote, and all Shares may be voted at the Meeting.

The record date for the determination of shareholders entitled to receive notice of and vote at the Meeting has been fixed as May 5, 2026. Except as may be otherwise indicated herein and in the Notice, the affirmative vote of a majority of the votes cast at the Meeting is required for approval of each matter set forth in this Circular. The Amendment Resolution is a “special resolution” as defined in the Business Corporations Act (British Columbia), and accordingly must be approved by Shareholders holding 66 2/3% of the voting rights attaching to the Company Shares entitled to vote at the Meeting. The Amendment Resolution must as be approved by the Majority of the Minority (as defined below). See “Particulars of Other Matters to Be Acted Upon – Share Structure Alteration.”

To the knowledge of the directors and senior officers of the Company, except as noted below, no persons or companies beneficially own, or control or direct, directly or indirectly, Shares carrying 10% or more of the voting rights attached to all outstanding Shares of the Company.

Shareholder	No. of Common Shares	% of outstanding Common Shares
N/A	N/A	N/A

SETTING NUMBER OF DIRECTORS

At the Meeting, Shareholders will be asked to pass an ordinary resolution to set the number of directors of the Company for the ensuing year at five (5). The number of directors will be approved if the affirmative vote of at least a majority of Shares represented by proxy at the Meeting and entitled to vote thereat are voted in favour of setting the number of directors at five (5).

ELECTION OF DIRECTORS

The board of directors (“Board”) of the Company is elected annually and holds office until the next Annual General Meeting of the shareholders or until their successors are elected or appointed. The management of the Company proposes to nominate the persons listed below (the “Proposed Nominees”) for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, proxies given pursuant to the solicitation by the management of the Company will be voted for the Proposed Nominees in this Circular.

MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. IN THE EVENT THAT, PRIOR TO THE MEETING, ANY VACANCIES OCCUR IN THE SLATE OF NOMINEES HEREIN LISTED, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY MANAGEMENT TO VOTE THE PROXY FOR THE ELECTION OF ANY OTHER PERSON OR PERSONS AS DIRECTORS.

The following table sets out the names of the Proposed Nominees for election as a director, the province or state and country in which ordinarily resident, the period or periods during which each has served as a director, positions held in the Company, their present principal occupations and number of shares of the Company or shares of any of its subsidiaries beneficially owned by each, or controlled or directed, directly or indirectly as at the date hereof.

Name, Positions with the Company, Province/State and Country of Resident	Principal Occupation and, IF NOT at Present an ELECTED Director, Occupation During the Past Five Years	Period from Which Nominee Has Been Director	Number of Shares Beneficially OwnedP[4]
Zayn Kalyan[2] CEO & Director British Columbia, Canada	CEO and director of the Company since Feb 23, 2024;. Director & CEO of Nexco Resources Inc. since May 2018.[1]	Feb. 23, 2024	800,000
Ian Dawson[2] Director British Columbia, Canada	President of Dawson Group Limited since 1995. The Dawson Group is primarily involved in Construction (1922), Road Maintenance (1988) and Truck Sales, Service and Leasing (1991).	Oct. 30, 2019	12,105,809

Name, Positions with the Company, Province/State and Country of Resident	Principal Occupation and, IF NOT at Present an ELECTED Director, Occupation During the Past Five Years	Period from Which Nominee Has Been Director	Number of Shares Beneficially OwnedP[4]
Michael Townsend[2,3] Director British Columbia, Canada	Director of the Company since February 23, 2024, Managing Partner of Altus Capital Partners since April 2017.	Feb. 23, 2024	3,580,306
William Sheriff[3] Director British Columbia, Canada	Founder & Executive Chairman of enCore Energy Corp. Director & Co-Founder Group 11 Technologies Ltd. Over 40 years experience in the minerals industry; raised over $500 million in the public markets; Chairman of & Urano Energy Corp. Was Co-Founder and Chairman of Energy Metals Corp.	May 21, 2024	450,000
Leo Hathaway Director & Executive Technical Director British Columbia, Canada	President, Executive Chairman, CFO and Director of Golden Shield Resources Inc. Geologist and senior executive in the mining and exploration industry with 25 years of experience. Senior VP of Lumina Gold Corp. Previous roles include Chief Geological Officer for Lumina Copper Corp., VP Exploration for Northern Peru Copper Corp., Regalito Copper Corp., and Lumina Resources Corp.	May 27, 2025	3,482,855
(1)	Zayn Kalyan has, from time to time, collaborated with Altus Capital Partners (“Altus”) and its principal, Michael Townsend, on business initiatives in an informal capacity. Mr. Kalyan also leases office space from Altus. These arrangements do not constitute a formal position with Altus, and Mr. Kalyan has not been an employee, partner, officer or director of Altus, nor has he held any equity interest in or received compensation from it.

(2)	Member of the Audit Committee (the “Audit Committee”) of the Company.

(3)	Member of the Compensation Committee (the “Compensation Committee”) of the Company.

(4)	Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at May 5, 2026, based upon information furnished to the Company by individual Directors. Unless otherwise indicated, such Shares are held directly.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as noted below, no proposed director:

(a)	is, as at the date of the Circular, or has been, within 10 years before the date of the Circular, a director, chief executive officer (“CEO”) or chief financial officer (“CFO”) of any company (including the Company) that:

(i)	was the subject, while the proposed director was acting in the capacity as director, CEO or CFO of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, CEO or CFO but which resulted from an event that occurred while the proposed director was acting in the capacity as director, CEO or CFO of such company; or

(b)	is, as at the date of this Circular, or has been within 10 years before the date of the Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director; or

(d)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)	has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Zayn Kalyan was subject to a Management Cease Trade Order (MCTO) imposed by the British Columbia Securities Commission from December 31, 2021 to March 18, 2022 for failure to file annual financial statements in the time required by Infinity Stone Ventures Corp. (previously Contakt World Technologies Inc.).

Zayn Kalyan was subject to a Management Cease Trade Order (MCTO) imposed by the British Columbia Securities Commission on January 2, 2025 for failure to file annual financial statements in the time required by Nexco Resources Inc.

On June 6, 2007, Michael Townsend entered into a settlement with the British Columbia Securities Commission (“BCSC”), where he agreed to pay the BCSC a fine for failing to file insider reports pertaining to securities transactions he made in two British Columbia companies

Michael Townsend is a director of Altus Copper Corp. (“Altus”). On July 10, 2023 Altus was delisted from CBOE Canada and subsequently in December 2023, the BCSC issued a cease trade order against Altus for failure to file its audited financial statements and management’s discussion & analysis and related certifications for the year ended December 31, 2023.

STATEMENT OF EXECUTIVE COMPENSATION

General

For the purpose of this Circular:

All currencies are in Canadian Dollars unless otherwise stated.

“Compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments including stock appreciation rights, deferred share units and restricted stock units granted or issued by the Company or one of its subsidiaries for services provided or to be provided, directly or indirectly to the Company or any of its subsidiaries; and

“Named Executive Officer” or “NEO” means each of the following individuals:

(a)	each individual who served as CEO of the Company, or who performed functions similar to a CEO, during any part of the most recently completed financial year,

(b)	each individual who served as CFO of the Company, or who performed functions similar to a CFO, during any part of the most recently completed financial year,

(c)	the most highly compensated executive officer of the Company or any of its subsidiaries other than individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5) of Form 51-102F6V, for that financial year, and

(d)	each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

Director and Named Executive Officer Compensation, Excluding Compensation Securities

The following table sets out details of all payments, grants, awards, gifts and benefits paid or awarded to each director and NEO in two most recently completed financial years ended December 31, 2025. Unless otherwise disclosed in this document, all currency is in Canadian dollars.

Name and position	Year	Salary, consulting fee, retainer or commission ($USD)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)[12]	Total compensation ($)
Zayn Kalyan[1] CEO & Director	2025	118,817	123,432	Nil	Nil	223,676	465,925
	2024	72,971	Nil	Nil	Nil	17,331	90,302
Andrea Yuan[2] CFO	2025	109,691	Nil	Nil	Nil	Nil	109,691
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Ian Dawson[3] Director	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Michael Townsend[4] Director	2025	30,062	Nil	Nil	Nil	Nil	30,062
	2024	Nil	Nil	Nil	Nil	Nil	Nil
William Sheriff[5] Director	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Leo Hathaway[6] Director	2025	45,093	107,365	Nil	Nil	1,073,645	1,226,103
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Christopher Richards[7] Former CFO	2025	3,256	Nil	Nil	Nil	Nil	3,256
	2024	50,623	Nil	Nil	Nil	Nil	50,623
Chris Zerga[8] Former Director and COO	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Peter Hawley[9] Former Director	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	Nil	Nil	Nil	Nil	Nil	Nil
Alnesh Mohan[10] Former CFO	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	48,759	Nil	Nil	Nil	Nil	48,759
Peter Brieger[11] Former Director	2025	Nil	Nil	Nil	Nil	Nil	Nil
	2024	Nil	Nil	Nil	Nil	Nil	Nil

[1]	Zayn Kalyan was appointed CEO and Director February 23, 2024

[2]	Andrea Yuan was appointed CFO January 22, 2025.

[3]	Ian Dawson was appointed a director on October 30, 2019.

[4]	Michael Townsend was appointed a director February 23, 2024

[5]	William Sheriff was appointed Director May 21, 2024

[6]	Leo Hathaway was appointed a director on May 27, 2025.

[7]	Christopher Richards was appointed CFO May 8, 2024 and resigned January 22, 2025.

[8]	Chris Zerga was terminated as COO on October 30, 2024.

[9]	Peter Hawley resigned as a director on February 23, 2024.

[10]	Alnesh Mohan provided CFO, financial reporting, accounting support and transaction support services to the Company through Quantum Advisory Partners LLP (“Quantum”), an accounting firm in which Mr. Mohan is an incorporated partner. Quantum was engaged on June 6, 2022 and resigned on May 8, 2024.

[11]	Peter Brieger resigned on May 21, 2024.

[12]	Mr. Kalyan and Mr. Hathaway’s restricted share unit compensation is included in this column.

Stock Options and Other Compensation Securities

The following table sets out all compensation securities granted or issued to each director and NEO by the Company or any subsidiary thereof in the financial year ended December 31, 2025 for services provided, to be provided, directly or indirectly, to the Company or any subsidiary thereof:

Name and position	Type of compensation securityP(1)	Number of compensation securities, number of underlying securities, and % of class	Date of issue or grant	Issue, conversion or exercise price ($CAD)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Zayn Kalyan[2] PCECEOCEOCEO & Director	Stock Options Restricted Share Units (“RSUs”)	1,750,000 (9.90%) 1,250,000 (15.75%)	July 25/25 July 25/25	$0.25 N/A	$0.25 $0.25	$0.345 $0.345	July 25/30 July 25/29
Ian Dawson[3] Director	Stock Options	500,000 (2.83%)	July 25/25	$0.25	$0.25	$0.345	July 25/30
Michael Townsend[4] Director	Stock Options	500,000 (2.83%)	July 25/25	$0.25	$0.25	$0.345	July 25/30
William Sheriff[5] Director	Stock Options	500,000 (2.83%)	July 25/25	$0.25	$0.25	$0.345	July 25/30
Andrea Yuan[6], CFO	Stock Options	300,000 (1.70%)	July 25/25	$0.25	$0.25	$0.345	July 25/30
Leo Hathaway[7] Director	Stock Options RSUs	1,750,000 (9.90%) 6,500,000 (81.97%)	July 25/25 July 25/25	$0.25 N/A	$0.25 $0.25	$0.345 $0.345	July 25/30 July 25/29

[1]	Each stock option entitles the holder to one Share upon exercise or release.

[2]	Zayn Kalyan held a total of 3,050,000 stock options and 1,250,000 RSUs as at May 5, 2026.

[3]	Ian Dawson held a total of 1,125,555 stock options, as at May 5, 2026.

[4]	Michael Townsend held a total of 1,300,000 stock options, as at May 5, 2026.

[5]	William Sheriff held a total of 1,100,000 stock options as at May 5, 2026..

[6]	Andrea Yuan held a total of 600,000 stock options as at May 5, 2026.

[7]	Leo Hathaway held a total of 2,550,000 stock options and 6,500,000 RSUs as at May 5, 2026.

Exercise of Compensation Securities by Directors and NEOs
Name and position	Type of compensation security	Number of underlying securities exercised	Exercise price per security ($)	Date of exercise	Closing price per security on date of exercise ($)	Difference between exercise price & closing price on date of exercise ($)	Total value on exercise date ($)
Zayn Kalyan CEO & Director	Restricted Share Units (“RSUs”)	250,000	$0.315	Oct 30/25	$0.315	$0.00	$78,750.00

Employment, Consulting and Management Agreements

Other than as described below, the Company is not party to any formal, written employment, consulting or management agreements with any NEO or director.

The Company has the following arrangements in respect of remuneration received or that may be received by the NEOs in the Company’s most recently completed fiscal year ended December 31, 2025 in respect of compensating such officers in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control.

Zayn Kalyan, CEO

The Company entered into a consulting agreement with Mr. Kalyan’s corporation, Pacrim Capital Corp., on February 23, 2024 (the “Pacrim Consulting Agreement”). The Pacrim Consulting Agreement was replaced with a new executive consulting agreement, (the “Executive Consulting Agreement”) on September 18, 2025. The Executive Consulting Agreement provides for, among other things, an annual base fee of $240,000. Mr. Kalyan or the Company may terminate the Executive Consulting Agreement by giving 30 days’ written notice. In the event that there is a change of control and, within one year thereof, the Company terminates the Executive Consulting Agreement by providing notice in writing to Mr. Kalyan or the Company, the Company will be required to the Consultant an amount equal to 1.5 their annual salary, plus an amount equal to the average bonus paid to the Consultant over the last two years immediately preceding the effective date of termination, multiplied by 1.5.

Andrea Yuan, CFO

Ms. Yuan is compensated at a rate of $16,500 per month, plus applicable GST, and does not have a formal written agreement in place.

Oversight and Description of Director and Named Executive Officer Compensation

The Company’s executive compensation program is administered by the Compensation Committee comprised of three directors of the Board, the majority of whom are independent. The Compensation Committee has, as part of its mandate, the responsibility for reviewing recommendations from management for subsequent approval by the Board with respect to the appointment and remuneration of executive officers of the Company. The Compensation Committee also monitors the performance of the Company’s executive officers and reviews the design and competitiveness of the Company’s executive compensation plans.

Composition of Compensation Committee

The Compensation Committee consists of Michael Townsend, chair, and William Sheriff, both of whom are considered independent. The Board of Directors is of the view that the members of the Compensation Committee collectively have the knowledge, skills, experience and background to make decisions on the suitability of the Company’s compensation policies and practices.

Director Compensation Program

Compensation of directors of the Company is reviewed annually and determined by the Board of Directors. The level of compensation for directors is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources. At this time the directors do not receive cash compensation but are eligible to receive equity grants.

Compensation of Named Executive Officers

The Company’s compensation philosophy for Named Executive Officers follows three underlying principles:

(a)	to provide compensation packages that encourage and motivate performance;

(b)	to be competitive with other companies of similar size and scope of operations so as to attract and retain talented executives; and

(c)	to align the interests of its executive officers with the long-term interests of the Company and its shareholders through stock related programs.

When determining compensation policies and individual compensation levels for the Company’s executive officers, the Company takes into consideration a variety of factors including management’s understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities; each executive officer’s individual performance during the fiscal year; each executive officer’s experience, skills and level of responsibility; the executive’s historical compensation and performance within the Company; and existing market standards within the mining industry. Management presents its recommendations to the Board of Directors.

Elements of NEO Compensation

Compensation Mix

In keeping with the Company’s philosophy to link executive compensation to corporate performance and to motivate executives to achieve exceptional levels of performance, the Company has adopted a model that includes both base salary and “at-risk” compensation comprised of participation in the Company’s Long-Term Incentive Plan (stock options, RSUs and PSUs), as described below.

Directors are also eligible to receive a rate for consulting services when requested by the Company to provide services not normally considered to be within the scope of Directors’ duties. The Board considers that this is appropriate for the Company’s current stage of development. Base salaries are reviewed annually to ensure they reflect each respective executive’s performance and experience in fulfilling his or her role and to ensure executive retention.

Long Term Incentive Plan (Stock Options, RSUs and PSUs)

Long term incentives are performance-based grants of stock options, RSUs and PSUs. The awards are intended to align executive interests with those of shareholders by tying compensation to share performance and to assist in retention through vesting provisions. Grants of stock options, RSUs and PSUs are based on:

(a)	the executive’s performance;

(b)	the executive’s level of responsibility within the Company;

(c)	the number and exercise price of options previously issued to the executive; and

(d)	the overall aggregate total compensation package provided to the executive.

The value of any long-term stock options allocated is determined using the Black-Scholes model.

The value of any RSUs and PSUs granted is the market price of the Company’s shares.

Management makes recommendations to the Compensation Committee and the Board concerning the Company’s Long-Term Incentive Plan based on the above criteria. Options and RSUs are typically granted on an annual basis in connection with the review of executives’ compensation packages. Options and RSUs may also be granted to executives upon hire or promotion and as special recognition for extraordinary performance.

The Company’s Board of Directors considers previous grants of options, RSUs and PSUs and the overall number of options, RSUs and PSUs that are outstanding relative to the number of outstanding Shares in determining whether to make any new grants of options, RSUs and PSUs and the size and terms of any such grants, as well as the level of effort, time, responsibility, ability, experience, and level of commitment of the director, officer, employee, or consultant in determining the level of incentive compensation.

Benefits and Perquisites

The Company’s NEOs do not receive any benefits or perquisites. For additional details, see “Description of the Long-Term Incentive Plan” below.

UMaterial Terms of NEO Agreements

See details provided under “Employment, Consulting and Management Agreements”.

Termination and Change of Control Benefits

In the event that there is a change of control and, within one year thereof, the Company terminates Mr. Kalyan’s consulting agreement by providing notice in writing to Mr. Kalyan or the Company, the Company will be required to the Consultant an amount equal to 1.5 their annual salary, plus an amount equal to the average bonus paid to the Consultant over the last two years immediately preceding the effective date of termination, multiplied by 1.5.

Pension Plan Benefits

The Company does not have a pension plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Securities Authorized for Issuance Under Equity Compensation PlanS

The following table sets out, as of the end of the most recently completed financial year, all required information with respect to the Company’s current Plan, being the Company’s only equity compensation plan in effect:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	17,678,331 (options) 7,930,000 (RSUs)	$0.22	10,465,683 options 1,070,000 RSUs
Equity compensation plans not approved by securityholders	Nil	N/A	N/A
Total	30,040,831		11,535,683

STATEMENT OF CORPORATE GOVERNANCE

National Instrument 58-101, Disclosure of Corporate Governance Practices, (“NI 58-101”) of the Canadian Securities Administrators requires each reporting issuer to disclose its corporate governance practices on an annual basis.

Set out below is a description of the Company’s approach to corporate governance.

Board of Directors

NI 58-101 defines “independence” with reference to the definition of independence contained in National Instrument 52-110-Audit Committees (“NI 52-110”). A director is independent if he has no direct or indirect material relationship to the Company. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgment. Certain types of relationships are by their nature considered to be material relationships and are specified in Section 1.4 of NI 52-110.

As of May 5, 2026, the Board consisted of five (5) directors: Zayn Kalyan, Ian Dawson, Michael Townsend, William Sheriff and Leo Hathaway. The following members are not independent: Zayn Kalyan and Leo Hathaway.

Other Directorships

The following directors of the Company hold directorships in other reporting issuers as set out below:

Name of Director	Name of Other Reporting Issuer	Exchange
Zayn Kalyan	Nexco Resources Inc. Golden Shield Resources Inc. Luxxfolio Holdings Inc. Apex Critical Metals Corp.	CSE CSE CSE CSE
William Sheriff	enCore Energy Corp Urano Energy Corp. Verdera Energy Corp.	TSXV/NASDAQ CSE TSXV
Michael Townsend	Magma Silver Corp. Altus Copper Corp. Nation Gold Corp.	TSXV N/A CSE
Leo Hathaway	Golden Shield Resources Inc.	CSE

Orientation and Continuing Education

The Company does not provide a formal orientation and education program for new directors; however, any new directors will be given the opportunity to familiarize themselves with the Company, the current directors and members of management. Directors are also encouraged and given the opportunity for continuing education.

Ethical Business Conduct

The Board has adopted a formal written Code of Business Conduct. The Code of Business Conduct allows the Board to monitor, on an ongoing basis, the activities of management and to ensure that the highest standard of ethical conduct is maintained.

Nomination of Directors

The Board selects new nominees to the Board, although a formal process has not been adopted. The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members and senior executives. The Board monitors, but does not formally assess, the performance of individual Board members or committee members or their contributions.

Other Board Committees

The Company has an Audit Committee (please refer to the “Audit Committee” section) and a Compensation Committee.

Assessments

The Board relies on experts such as financial advisors and external legal counsel and forms special committees on an ad hoc basis as necessary. Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers an external formal assessment process to be inappropriate at this time. The entire Board is responsible for selecting new directors and assessing current directors. A proposed director’s credentials are reviewed in advance of a Board meeting by one or more members of the Board prior to the proposed director’s nomination and in camera sessions are available at every Board meeting.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITORS

The Audit Committee is a standing committee of the Board, the primary function of which is to assist the Board in fulfilling its financial oversight responsibilities, which will include monitoring the quality and integrity of the Company’s financial statements and the independence and performance of the Company’s external auditor, acting as a liaison between the Board and the Company’s external auditor, reviewing the financial information that will be publicly disclosed and reviewing all audit processes and the systems of internal controls management and the Board have established. NI 52 110 requires the Company, as a venture issuer, to disclose annually in its information circular certain information concerning the constitution of its audit committee and its relationship with its independent auditor.

The Audit Committee’s Charter

The Board has adopted an Audit Committee Charter, which sets out the Audit Committee’s mandate, organization, powers and responsibilities. The full text of the Audit Committee Charter is attached as Schedule “A” to this Circular.

Composition of the Audit Committee

The following were members of the Audit Committee as of May 7, 2026.

	Independent(1)	Financially Literate(2)	Relevant Education and Experience
Ian Dawson	Y	Y	BA, MBA, President Dawson Group Limited. The Dawson Group is primarily involved in Construction (1922), Road Maintenance (1988) and Truck Sales, Service and Leasing (1991).
Michael Townsend	Y	Y	Managing Partner of Altus Capital Partners since April 2017. Significant public company experience.
Zayn Kalyan	N	Y	Zayn Kalyan is a seasoned capital markets executive with over a decade of experience in corporate finance, financial reporting, and regulatory compliance within the resource and technology sectors. He has led numerous go-public transactions, M&A processes, and structured financings, and brings a deep understanding of IFRS accounting standards, audit preparation, and internal controls. As a former investment banker and current CEO and director of multiple public companies, Mr. Kalyan has worked extensively with auditors, legal counsel, and regulators across Canadian and U.S. markets. His expertise in financial strategy and governance makes him well-suited to serve on the Audit Committee of the Company.
(1)	A member of the Audit Committee is independent if he has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer of the Company, such as the CEO, is deemed to have a material relationship with the Company.

(2)	A member of the Audit Committee is financially literate if he has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Each audit committee member has gained financial literacy through their years of experience serving as directors of several mining and mineral exploration companies as financial industry executives and serving on numerous other audit committees. In these positions, each member would be responsible for receiving financial information relating to their company and obtaining an understanding of the balance sheet, income statement and statement of cash flows and how these statements are integral in assessing the financial position of the Company and its operating results. Each member has significant understanding of the mineral exploration business which the Company engages in and has an appreciation for the relevant accounting principles for that business.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on the exemptions in Sections 2.4, 6.1.1(4), 6.1.1(5), or 6.1.1(6) or Part 8 of NI 52-110. Section 2.4 (De Minimis Non-audit Services) provides an exemption from the requirement that the Audit Committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the financial year in which the non-audit services were provided. Sections 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer), 6.1.1(5) (Events Outside Control of Member) and 6.1.1(6) (Death, Incapacity or Resignation) provide exemptions from the requirement that a majority of the members of the Company’s Audit Committee must not be executive officers, employees or control persons of the Company or of an affiliate of the Company. Part 8 (Exemptions) permits a company to apply to a securities regulatory authority or regulator for an exemption from the requirements of NI 52-110 in whole or in part.

Pre-Approval Policies and Procedures

The Committee has adopted specific policies and procedures for the engagement of non-audit services as described under the heading “External Auditors Service Fees (By Category)”.

External Auditor Service Fees (By Category)

The table below sets out all fees billed by the Company’s external auditor in each of the last two fiscal years. In the table “Audit Fees” are fees billed by the Company’s external auditor for services provided in auditing the Company’s financial statements for the fiscal year. “Audit-Related Fees” are fees not included in Audit Fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. “Tax Fees” are fees billed by the Company’s external auditors for professional services rendered for tax compliance, tax advice and tax planning. “All Other Fees” are fees billed by the external auditor for products and services not included in the foregoing categories:

Financial Year Ended	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
December 31, 2025	$120,000	Nil	Nil	$45,549
December 31, 2024	$144,238	Nil	$36,000	Nil

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

As at December 31, 2025 there was no indebtedness outstanding with any current or former Director, executive officer or employee of the Company or its subsidiaries which is owing to the Company or its subsidiaries, or which is owing to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries, entered into in connection with a purchase of securities or otherwise.

No individual who is, or at any time during the most recently completed financial year was, a Director or executive officer of the Company, no proposed nominee for election as a Director of the Company and no associate of such persons:

(i)	is or at any time since the beginning of the most recently completed financial year has been, indebted to the Company or its subsidiaries; or

(ii)	is indebted to another entity, which indebtedness is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries, in relation to a securities purchase program or other program.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as stated herein, no informed person, director, executive officer, nominee for director, any person who beneficially owns, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company, nor any associate or affiliate of such persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transactions or any proposed transactions which has materially affected or would materially affect the Company.

APPOINTMENT AND REMUNERATION OF AUDITOR

Management of the Company proposes to nominate Davidson & Company LLP, Chartered Accountants, of Vancouver, British Columbia as auditors of the Company to hold office until the next Annual General Meeting of Shareholders, at a remuneration to be fixed by the directors.

MANAGEMENT CONTRACTS

There are no management functions of the Company or its subsidiaries which are to any substantial degree performed by a person or company other than the directors or executive officers (or private companies controlled by them, either directly or indirectly) of the Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Approval of Equity Incentive Plan Amendment

At the Meeting, Shareholders will be asked to pass an ordinary resolution (the “Plan Resolution”) to approve an amendment to the Company’s equity incentive plan (the “Plan”). An ordinary resolution needs to be passed by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

The maximum number of Common Shares reserved and available for grant and issuance pursuant to restricted share units (“RSUs”) and performance share units (“PSUs”) under the Plan, together with any similar performance-based awards under any proposed or established share compensation arrangement, is currently 9,000,000 Common Shares. The Company is proposing to increase the number of Common Shares reserved and available for grant and issuance under the Plan as follows: (i) up to 11,000,000 Common Shares reserved for grant and issuance pursuant to RSUs, and (ii) up to 19,000,000 Common Shares reserved for grant and issuance pursuant to PSUs, such that a total of 30,000,000 Common Shares will be reserved for grant and issuance pursuant to RSUs and PSUs collectively, representing approximately 10% of the number of Shares issued and outstanding as at the date of this Circular.

The Plan was first adopted by the Board of Directors on May 22, 2024, and was most recently approved by Shareholders at the Company’s annual general and special meeting held on March 12, 2025. The Plan is a “rolling up to 10% and fixed up to 10%” plan, as defined in TSX Venture Policy 4.4 – Security Based Compensation (“Policy 4.4”).

The Plan is a means by which to grant stock options (“Options”), RSUs, and PSUs (collectively, “Awards”) to directors, officers, senior executives and other employees of the Company or a subsidiary, consultants and service providers providing ongoing services to the Company and its affiliates (“Eligible Participants”, and when such Eligible Participants are granted Awards, the “Participants”) in order to attract, retain and motivate such persons as individuals whose skills, performance and loyalty to the objectives and interests of the Company are necessary to the Company’s success, to incentivize them to continue their services for the Company, and to align their interests with those of the Company.

A complete copy of the Plan, incorporating the amendment described above, is set out in Schedule “B” of this Circular, and a summary of the material provisions of the Plan, as amended, are set out below.

Under Policy 4.4, “rolling up to 10% and fixed up to 10%” plans must receive Shareholder approval yearly. Accordingly, the Company is required to seek Shareholder approval of the Plan, as amended, at the Meeting.

Other than the increase to the number of Common Shares reserved and available for grant and issuance pursuant to RSUs and PSUs under the Plan as described above, no other amendments are being proposed to the Plan from the version of the Plan last approved by Shareholders.

Summary of the Plan

The following is a summary of the material provisions of the Plan. Capitalized terms used and not otherwise defined in this Circular have the meanings set forth in the Plan, attached as Schedule “B” to this Circular. The summary below is qualified in its entirety by the full text of the Plan.

Adjustments	The Plan may be adjusted if certain changes are made to the Company’s capitalization (e.g. subdivision, consolidation or reclassification of or a distribution of assets on (other than an ordinary course dividend) the Shares) in order to preclude a dilution or enlargement of the benefits due to Participants under the Plan. Any adjustment, other than in connection with a subdivision or a consolidation of the Shares, to an Award granted or issued under the Plan will be subject to the prior acceptance of the TSXV.
Administration	The Plan is administered and interpreted by the Board of Directors. The Board of Directors may decide by resolution to appoint a committee of at least three members to administer and interpret the Plan. The Board of Directors and the committee may also delegate to one or more officers of the Company or to a committee of such officers, the authority, subject to such terms and limitations as the Board of Directors or the committee may determine, to grant, cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards.
Amendments

The Board of Directors may amend the Plan or any Award without consent of the Participants provided that the amendment shall:

•       not adversely alter or impair any Award previously granted;

•       be subject to any regulatory approvals; and

•       be subject to the approval of the Company’s shareholders, where required, provided that the approval of the Company’s shareholders is not required for the following amendments and the Board of Directors may make any changes which may include but are not limited to: (i) amendments to fix typographical errors; (ii) amendments to clarify existing provisions of the Plan that do not have the effect of altering the scope, nature and intent of such provisions; and (iii) a change or amendment required by the Exchange.

The Board needs the approval of the Company’s shareholders to make the following amendments:

•       any change to the persons eligible to be granted or issued Awards under the Plan;

•       any change to the maximum number of Shares issuable from treasury under the Plan;

•       any amendment to the participation limits set out in the Plan;

•       any amendment to the method for determining the exercise price of Options;

•       any amendment to the maximum term of an Award;

•       any amendment to the expiry and termination provisions applicable to Awards, including the addition of a blackout period;

•       the addition of a “net exercise” provision; and

•       any amendment to any method or formula for calculating prices, values or amounts under the Plan that may result in a benefit to a Participant.

The Board needs the approval of the Company’s disinterested shareholders to make the following amendments:

•       any Award grant or issue that would result in any of the participation limits set forth in the Plan being exceeded;

•       any amendment which reduces the exercise price or extends the term of any Award granted to a Person that is an Insider at the time of the proposed amendment; and

•       any amendment to an Award that results in a benefit to an Insider.

Assignability	Awards granted under the Plan are non-transferrable or assignable, other than in the event of death of the holder.
Black-out Period	If the expiration date of an Option falls within a black-out period or within the 10 business days following the end of the black-out period, then the expiration of the Option is extended to the 10th business day following the end of the black-out period.
Cessation

Cessation for any reason other than cause or death or disability — Forfeiture of all unvested Awards. All vested Awards as of the termination date shall: (i) in the case of an RSU or PSU, be settled in accordance with the terms of the Plan; and (ii) in the case of an Option, be exercised in accordance with the terms of the Plan, at any time during the period that terminates on the earlier of: (A) the Option’s expiry date, and (B) the 90th day after the termination date. Any Option that remains unexercised shall be immediately forfeited upon the termination of such period.

Termination for cause — Forfeiture of all vested and unvested Awards.

Death or disability of a Participant — Acceleration of vesting of all unvested Awards and (i) in the case of an RSU or PSU, be settled in accordance with the terms of the Plan; and (ii) in the case of an Option, be exercised in accordance with the terms of the Plan, at any time during the period that terminates on the earlier of: (A) the Option’s expiry date, and (B) the first anniversary of the date of the death or disability of the Participant. Any Option that remain unexercised shall be immediately forfeited upon the termination of such period.

Change of Control

In the event of a “Change in Control”, a reorganization of the Company, an amalgamation of the Company, an arrangement involving the Company, a take-over bid (as that term is defined in the Securities Act (British Columbia)) for all of the Shares or the sale or disposition of all or substantially all of the property and assets of the Company, the Board of Directors may make such provision for the protection of the rights of the Participants as the Board of Directors in its discretion considers appropriate in the circumstances.

“Change in Control” means an event whereby (i) any person becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; (ii) any person acquires, directly or indirectly, securities of the Company to which is attached the right to elect the majority of the directors of the Company; or (iii) the Company undergoes a liquidation or dissolution or sells all or substantially all of its assets.

Shares Subject to the Plan

Options - The total number of Shares reserved and available for grant and issuance pursuant to Options shall not exceed a number of Shares equal to 10% of the total issued and outstanding Shares of the Company at the time of granting of Awards (on a non-diluted basis).

RSUs & PSUs - The total number of Shares reserved and available for grant and issuance shall not exceed (i) 11,000,000 Shares pursuant to RSUs, and (ii) 19,000,000 Shares pursuant to PSUs, for an aggregate of 30,000,000 Shares (being approximately 10% of the total issued and outstanding Shares of the Company as at the date of this Circular). Prior to the proposed amendment to the Plan, the maximum number of Shares reserved and available for grant and issuance pursuant to RSUs and PSUs was 9,000,000 Shares.

Eligibility	The persons eligible to receive Awards are the Eligible Participants.
Exchange Limits

•       The maximum number of Shares for which Awards may be issued to any one Participant under the Plan, together with any other security-based compensation arrangement of the Company, in any 12-month period shall not exceed 5% of the issued Shares, calculated on the date an Award is granted to the Participant.

•       The maximum number of Shares for which Awards may be issued to any one consultant in a 12-month period (in the aggregate) shall not exceed 2% of the issued Shares, calculated on the date an Award is granted to the Consultant.

•       The aggregate number of Options to all persons retained to provide investor relations activities must not exceed 2% of the issued Shares in any 12 month period calculated at the first such grant date (and including any Eligible Participant that performs investor relations activities and/or whose role or duties primarily consist of investor relations activities). No RSUs may be granted under the Plan to persons retained to provide investor relations activities.

•       The aggregate number of Shares (i) issued to insiders under the Plan together with any other security-based compensation arrangement of the Company, within any one year period and (ii) issuable to insiders at any time under the Plan together with any other security-based compensation arrangement, shall in each case not exceed 10% of the issued and outstanding Shares.

•       Options granted to any Person retained to provide investor relations activities must vest in a period of not less than 12 months from the date of grant of the Options and with no more than 25% of the Options vesting in any three month period.

Exercise Price

Options - The option price for the Shares that are the subject of any Option shall be determined by the Board of Directors at the time the Option is granted, but may not be less than the “discounted market price” (as defined in the Policies of the Exchange) of the Shares at the time of grant.

RSUs & PSUs - The purchase price of an RSU or PSU is determined by the Board and may be zero.

Term

Options - The Board of Directors shall determine the period in which an Option is exercisable. An Option cannot expire later than 10 years from the date it is granted.

RSUs & PSUs - The Board of Directors shall determine the Restricted Period, provided such Restricted Period cannot expire later than December 31 of the year that is three years after the calendar year in which the grant of RSUs or PSUs was made. In the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of an RSU or PSU are satisfied, all vested RSUs and PSUs may be settled at any time beginning on the first Business Day following their RSU or PSU Vesting Determination Date but no later than the date that is five (5) years from their RSU or PSU Vesting Determination Date

Vesting

Options - The Board of Directors shall, from time to time by resolution, determine the vesting provisions of the Options.

RSUs & PSUs - The relevant conditions and vesting provisions of a RSU are determined by the Board of Directors (including the performance period and criteria, if any). In making its determination regarding the vesting requirements applicable to any RSUs or PSUs, the Board of Directors shall ensure that such requirements are not considered a “salary deferral arrangement” for purposes of applicable legislation. The Board of Directors also sets a date upon which it is determined whether the vesting conditions with respect to RSUs or PSUs have been met (the “RSU or PSU Vesting Determination Date”). This then establishes the number of RSUs or PSUs that become vested. The RSU or PSU Vesting Determination Date cannot fall outside the period (the “Restricted Period”) that ends on December 31 of the year that is three years after the calendar year in which the grant of RSUs or PSUs was made. Any RSU or PSU that remains unvested on the RSU or PSU Vesting Determination or at the end of the Restricted Period, whichever is earlier, is cancelled.

No RSU or PSU issued pursuant to the Plan may vest before the date that is one year following the date of grant.

Unless otherwise directed, the directors or officers named in the Proxy intend to vote FOR ratifying and approving the Plan, as amended.

Accordingly, the shareholders of the Company will be asked to consider and, if deemed appropriate, to pass with or without variation, an ordinary resolution, subject to such amendments, variations or additions as may be approved at the Meeting, to ratify and approve the Plan, as amended and attached to this Circular as Schedule “B”. The text of the resolution is:

“BE IT RESOLVED as an ordinary resolution that:

1.	the equity incentive plan of Scorpio Gold Corporation (the “Company”), substantially in the form as attached as Schedule “B” to the management information circular of the Company dated May 5, 2026, (the “Plan”) with such other conforming changes as the board of directors of the Company considers necessary or appropriate, is hereby ratified, confirmed and approved;

2.	the reservation for issuance from treasury pursuant to options under the Plan and under any other security based compensation arrangements adopted by the Company of up to 10% of the issued and outstanding common shares of the Company from time to time is hereby ratified, confirmed and approved;

3.	the reservation of up to 11,000,000 common shares of the Company for issuance from treasury pursuant to restricted share units, and up to 19,000,000 common shares of the Company for issuance from treasury pursuant to performance share units, under the Plan (for an aggregate of up to 30,000,000 common shares) is hereby ratified, confirmed and approved;

4.	the form of the Plan may be amended in order to satisfy the requirements or requests of any regulatory authority or stock exchange without requiring further approval of the shareholders;

5.	the shareholders of the Company hereby expressly authorize the board of directors of the Company, in its discretion, to revoke this resolution before it is acted upon without requiring further approval of the shareholders in that regard; and

6.	any one (or more) director or officer of the Company is authorized and directed, on behalf of the Company, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under corporate seal of the Company or otherwise) that may be necessary or desirable to give effect to this ordinary resolution.”

In order to be passed, the above ordinary resolution must be approved by a majority of the aggregate votes cast by the holders of Shares at the Meeting. Management recommends that the Company’s shareholders vote “FOR” the above resolution.

Shareholder approval of the Equity Plan is required by the terms of the Equity Plan and the rules of the Exchange.

Share Structure Alteration

Shareholders will be asked at the Meeting to approve, pursuant to the Amendment Resolution (as defined below), an amendment of the articles of the Company to: (i) change of name of the Shares to Subordinate Voting Shares; (ii) create a new class of Multiple Voting Shares, each convertible into 100 Subordinate Voting Shares; and (iii) add special rights and restrictions to the Subordinate Voting Shares and the Multiple Voting Shares, pursuant to which, among other things, the holders of the Multiple Voting Shares will be entitled to 100 votes per Multiple Voting Share held (the “Share Structure Alteration”).

The full text of the proposed amended and restated articles of the Company, subject to any variation or amendment which are deemed advisable upon advice of legal counsel (the “Proposed New Articles”), which are contemplated to replace the Company’s existing articles, to effect the Amendment Resolution, is attached hereto as Schedule “C”.

Rationale for the Share Structure Alteration

The Multiple Voting Shares are intended to minimize the proportion of outstanding voting securities of the Company that are held by “U.S. persons” for purposes of determining whether the Company is a “foreign private issuer” under United States securities laws. Foreign private issuer status is significant because it determines the regulatory framework applicable to a non-U.S. company under United States securities laws. Companies that do not qualify as foreign private issuers are treated as domestic reporting issuers for purposes of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and are subject to substantially the same regulatory obligations as companies organized in the United States.

Rule 3b-4 under the U.S. Exchange Act defines a “foreign private issuer” as any issuer incorporated or organized under the laws of a foreign country, except an issuer that meets both of the following conditions: (a) more than 50% of the issuer’s outstanding voting securities are directly or indirectly held of record by residents of the United States; and (b) any one of the following applies: (i) the majority of the executive officers or directors of the issuer are United States citizens or residents; (ii) more than 50% of the assets of the issuer are located in the United States; or (iii) the business of the issuer is administered principally in the United States.

Although the Company currently qualifies as a foreign private issuer, a significant portion of its assets are located in the United States, and there is a risk that the issuance of additional Common Shares to U.S. persons could cause the Company to cease to qualify as a foreign private issuer in the future. The Board has therefore determined that it is in the best interests of the Company and its shareholders to approve the Share Structure Alteration at this time, so that the dual-class share structure may be implemented as and when the Board considers it necessary or advisable to preserve the Company’s foreign private issuer status and its continued ability to access the U.S. capital markets.

Description of Multiple Voting Shares

The following is a summary of the material terms of the Multiple Voting Shares. This summary is qualified in its entirety by the full text of the Proposed New Articles, a copy of which is attached as Schedule “C” to this Circular.

Voting Rights

Holders of Multiple Voting Shares are entitled to receive notice of and to attend any meeting of the shareholders of the Company, except a meeting at which only holders of another particular class or series of shares have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which shall initially equal 100 votes per Multiple Voting Share. Since each Multiple Voting Share would entitle its holder to one (1) vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could be converted, the Multiple Voting Shares would not necessarily hold voting rights that are superior to the holders of Subordinate Voting Shares, on an as-converted to Subordinate Voting Shares basis.

Dividends

Holders of Multiple Voting Shares are entitled to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as-converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Multiple Voting Share Conversion Ratio) with the holders of Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Conversion Rights

Each Multiple Voting Share is convertible, at the option of the holder, at any time after the date of issuance, into fully paid and non-assessable Subordinate Voting Shares at the applicable conversion ratio (the “Multiple Voting Share Conversion Ratio”), which shall initially be 100 Subordinate Voting Shares for each Multiple Voting Share. The Multiple Voting Share Conversion Ratio is subject to adjustment in certain circumstances, as described below.

Upon conversion, all Multiple Voting Shares so surrendered shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate, except only the right of the holders thereof to receive the applicable Subordinate Voting Shares in exchange therefor.

No fractional Subordinate Voting Shares shall be issued upon conversion, and the number of Subordinate Voting Shares to be issued shall be rounded down to the nearest whole Subordinate Voting Share.

Foreign Private Issuer Protective Restriction

The Company will use commercially reasonable efforts to maintain its status as a “foreign private issuer” as determined in accordance with Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not effect any conversion of Multiple Voting Shares, and the holders shall not have the right to convert any portion of the Multiple Voting Shares, to the extent that after giving effect to all permitted issuances after such conversions, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board may by resolution increase the 40% Threshold to an amount not to exceed 50%.

Each holder of Multiple Voting Shares is subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance and thereafter at the end of each of the Company’s subsequent fiscal quarters, calculated in accordance with the formula set forth in the share provisions. To the extent that requests for conversion would result in the 40% Threshold being exceeded, the number of Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion.

Beneficial Ownership Limitation

The Company shall not effect any conversion of Multiple Voting Shares, and a holder thereof shall not have the right to convert any portion of its Multiple Voting Shares, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 9.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). A holder may increase or decrease the Beneficial Ownership Limitation upon notice to the Company, provided that the Beneficial Ownership Limitation shall in no event exceed 19.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

Mandatory Conversion

Notwithstanding the FPI Protective Restriction, the Company may require each holder of Multiple Voting Shares to convert all, and not less than all, of the Multiple Voting Shares at the applicable Multiple Voting Share Conversion Ratio (a “Mandatory Conversion”) if at any time all of the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares): (a) the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder pursuant to an effective registration statement and/or prospectus under the United States Securities Act of 1933, as amended; (b) the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and (c) the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

Adjustments

The Multiple Voting Share Conversion Ratio is subject to adjustment in the event of certain distributions to holders of Subordinate Voting Shares payable in securities, evidences of indebtedness, assets (excluding cash dividends) or options or rights. In any such case, the holders of Multiple Voting Shares are entitled to a proportionate share of such distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible. In addition, if the Company effects any recapitalisation, stock dividend, subdivision, consolidation or similar transaction in respect of the Subordinate Voting Shares, the Multiple Voting Share Conversion Ratio shall be adjusted so that holders of Multiple Voting Shares shall be entitled to receive upon conversion the number of Subordinate Voting Shares or other securities or property they would have been entitled to receive had they converted immediately prior to such event.

Description of Subordinate Voting Shares

As noted above, the Share Structure Alteration will re-designate the existing Common Shares as “Subordinate Voting Shares” and attach new special rights and restrictions to them. The following is a summary of the material terms of the Subordinate Voting Shares as set out in the Proposed New Articles. This summary is qualified in its entirety by the full text of the Proposed New Articles, a copy of which is attached as Schedule “C” to this Circular.

Voting Rights

Holders of Subordinate Voting Shares are entitled to receive notice of and to attend any meeting of the shareholders of the Company, except a meeting at which only holders of another particular class or series of shares have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote per Subordinate Voting Share held.

Dividends

Holders of Subordinate Voting Shares are entitled to receive dividends, out of any cash or other assets legally available therefor, as and when declared by the Board. Dividends on the Subordinate Voting Shares will be paid pari passu with dividends on the Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate rateably along with all other holders of Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights

In addition to the Subordinate Voting Share Conversion Right described below under “Coattail Rights of Subordinate Voting Shares”, each Subordinate Voting Share is convertible, at the option of the holder, at any time after the date of issuance, into Multiple Voting Shares at the Subordinate Voting Share Conversion Ratio, which is the inverse of the Multiple Voting Share Conversion Ratio (initially, 1/100 of one Multiple Voting Share for each Subordinate Voting Share). The Subordinate Voting Share Conversion Ratio is subject to adjustment in the event of certain distributions to holders of Multiple Voting Shares payable in securities, evidences of indebtedness, assets (excluding cash dividends), options or rights, and in the event of any recapitalization, stock dividend, subdivision, consolidation or similar transaction in respect of the Multiple Voting Shares.

No fractional Multiple Voting Shares shall be issued upon conversion, and fractional shares (to three decimal points) may be issued upon conversion of any Subordinate Voting Share.

Coattail Rights of Subordinate Voting Shares

Pursuant to TSXV Policy 3.5 – Restricted Shares (“Policy 3.5”), the TSXV will not accept for listing any class of restricted shares (including the Subordinate Voting Shares) unless such shares have take-over bid protective provisions, commonly referred to as “coattail provisions”, which are designed to allow the holders of restricted shares to participate in a take-over bid on an equal footing with the holders of the superior voting shares. In accordance with this requirement, the Proposed New Articles provide that if an offer is made to purchase Multiple Voting Shares which is required under applicable securities legislation or stock exchange rules to be made to all or substantially all holders of Multiple Voting Shares in a province or territory of Canada, and a concurrent identical offer is not made to holders of Subordinate Voting Shares for equivalent consideration on a per share basis, holders of Subordinate Voting Shares will be entitled to convert their Subordinate Voting Shares into Multiple Voting Shares on the basis of 100 Subordinate Voting Shares for one Multiple Voting Share (the “Subordinate Voting Share Conversion Right”) for the sole purpose of tendering the resulting Multiple Voting Shares under the offer. If Multiple Voting Shares acquired upon exercise of the Subordinate Voting Share Conversion Right are not taken up and paid for under the offer, or the offer is abandoned, withdrawn, terminated or otherwise expires, such Multiple Voting Shares will automatically be re-converted into Subordinate Voting Shares on the basis of one Multiple Voting Share for 100 Subordinate Voting Shares.

Adjustments

The Subordinate Voting Share Conversion Ratio is subject to adjustment in the event of certain distributions to holders of Multiple Voting Shares payable in securities, evidences of indebtedness, assets (excluding cash dividends) or options or rights. In any such case, the holders of Subordinate Voting Shares are entitled to a proportionate share of such distribution as though they were the holders of the number of Multiple Voting Shares into which their Subordinate Voting Shares are convertible. In addition, if the Company effects any recapitalization, stock dividend, subdivision, consolidation or similar transaction in respect of the Multiple Voting Shares, the Subordinate Voting Share Conversion Ratio shall be adjusted so that holders of Subordinate Voting Shares shall be entitled to receive upon conversion the number of Multiple Voting Shares or other securities or property they would have been entitled to receive had they converted immediately prior to such event.

Approval of the Amendment Resolution

As outlined in the Amendment Resolution, the adoption of the Amendment Resolution will be determined by the Board of Directors. Even if approved by the Shareholders, the Board of Directors may determine not to proceed with the Amendment Resolution at its discretion.

The Amendment Resolution is a “special resolution” as defined in the Business Corporations Act (British Columbia), and accordingly must be approved by Shareholders holding 66 2/3% of the voting rights attaching to the Shares entitled to vote at the Meeting.

Additionally, in accordance with Section 5 of Policy 3.5, the Company must obtain Majority of the Minority Approval (as defined in Policy 3.5) for the creation of the Multiple Voting Shares (the “Exchange Rule”). For the purposes of the Exchange Rule, the votes attaching to all promoters, directors, officers or other insiders of the Company and of any proposed recipient of Multiple Voting Shares and their Associates and Affiliates, will be excluded for the purposes of determining whether Majority of the Minority Approval is obtained for the Amendment Resolution. It is currently anticipated that approximately 20,481,470 Shares, representing 6.77% of the issued and outstanding Shares, will be excluded from voting on the Amendment Resolution.

Votes for the Amendment Resolution will be calculated as follows:

●	Special Resolution — The first calculation will include all Shareholders in person or represented by proxy at the Meeting. In order to pass the Amendment Resolution, the Amendment Resolution must be approved by 66 2/3% of the votes cast at the Meeting.

●	Exchange Rule — The second calculation will include only the disinterested Shareholders in person or represented by proxy at the Meeting. In order to pass the Amendment Resolution, the Amendment Resolution must be approved by 50% of the votes cast at the Meeting by disinterested Shareholders.

Unless the Shareholder has specifically instructed that his or her Shares are to be voted against the Amendment Resolution, the persons named in the accompanying proxy intend to vote FOR the Amendment Resolution.

The text of the Amendment Resolution is as follows:

“BE IT RESOLVED, as a special resolution of Scorpio Gold Corporation (the “Company”), that:

1.	The authorized share structure of the Company be and is hereby altered by:

(a)	re-designating the existing class of Common Shares as Subordinate Voting Shares;

(b)	creating a new class of Multiple Voting Shares without par value, of which an unlimited number is authorized; and

(c)	creating and attaching the special rights and restrictions (the “New Special Rights and Restrictions”) set forth in the amended and restated articles of the Company (the “New Articles”) attached as Schedule “C” to the management information circular dated May 5, 2026, replacing the existing Articles of the Company, to the Multiple Voting Shares and Subordinate Voting Shares

(collectively, the “Amendment”).

2.	The existing Articles of the Company be amended by deleting such existing Articles in their entirety and replacing them with the New Articles, including the New Special Rights and Restrictions.

3.	The Notice of Articles of the Company be altered to give effect to the foregoing resolutions.

4.	Notwithstanding the foregoing, the Company is hereby authorized to make such amendments, modifications or deletions to the New Articles (including the New Special Rights and Restrictions) as may be required or advisable to comply with the requirements, policies or directives of the TSX Venture Exchange (the “TSXV”) or any applicable securities regulatory authority, and the approval of this special resolution shall be deemed to include approval of any such amendments.

5.	The alterations to the Articles above (including the adoption of the New Articles) shall not take effect until immediately after the Notice of Articles of the Company is altered to reflect such alterations to the Articles.

6.	Notwithstanding the approval of this special resolution by the Shareholders, the Board of Directors of the Company may, without any further notice to or approval of the Shareholders, decide not to proceed with the Amendment or the adoption of the New Articles.

7.	Subject to the deposit of this resolution at the Company’s records office, the solicitors of the Company be and are hereby authorized and directed to electronically file required notice of alteration with the Registrar of Companies.

8.	Any one or more of the directors or officers of the Company is hereby authorized and directed, acting for, in the name of and on behalf of Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things, as may in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the foregoing resolution (including, without limitation, the execution or filing, as applicable, of such notice of alteration, the New Articles, applications and of certificates or other assurances that the Amendment will not adversely affect creditors or shareholders of the Company, as well as any variation or amendment to the proposed New Articles deemed advisable upon advice of counsel), the execution of any such document or the doing of any such other act or thing by any director or officer of the Company being conclusive evidence of such determination.”

ADDITIONAL INFORMATION

Additional information concerning the Company can be found on SEDAR+ at Twww.sedarplus.ca a and on the Company’s website at www.scorpiogold.com.

Financial information relating to the Company is provided in the Company’s audited financial statements and the management discussion and analysis (“MD&A”) for the year ended December 31, 2025. Shareholders may download the financial statements and MD&A from SEDAR+ (www.sedarplus.ca) or contact the Company directly to request copies of the financial statements and MD&A by: mail to #750 – 1095 West Pender Street, Vancouver, BC V6E 2M6; or e-mail tostephanie@stoneridgecorp.com. Additional financial information concerning the Company may be obtained by any shareholder free of charge through the Company’s website at www.scorpiogold.com or by contacting Stephanie Sharma at 778-873-0311.

DATED at Vancouver, British Columbia this 5th day of May, 2026

BY ORDER OF THE BOARD

/s/ “Zayn Kalyan”
Chief Executive Officer & Director

Schedule “A”
to the Information Circular of Scorpio Gold Corporation

AUDIT COMMITTEE CHARTER

A.	Composition and Process

1.	The audit committee of the Company (the “Audit Committee”) shall be composed of a minimum of three members of the board of directors of the Company (the “Board of Directors”), a majority of whom are independent. An independent director, as defined in National Instrument 52-110 – Audit Committees (“NI 52-110”) is a director who has no direct or indirect material relationship which could, in the view of the Company’s Board of Directors, be reasonably expected to interfere with the exercise of a members’ independent judgment or as otherwise determined to be independent in accordance with NI 52-110.

2.	Members shall serve one-year terms and may serve consecutive terms, which are encouraged to ensure continuity of experience.

3.	The chairperson of the Audit Committee (the “Chairperson”) shall be appointed by the Board of Directors for a one-year term and may serve any number of consecutive terms.

4.	Members of the Audit Committee must be financially literate which is defined as the ability to read and understand a set of financial statements that present a breadth and level of complexity comparable to the accounting issues presented in the Company’s financial statements.

5.	The Chairperson shall, in consultation with management, establish the agenda for the meetings to ensure that properly prepared agenda materials are circulated to the members with sufficient time for study prior to the meeting. The Audit Committee may employ a list of prepared questions and considerations as a portion of its review and assessment process.

6.	The Audit Committee shall meet at least four times per year and may call special meetings as required. A quorum at meetings of the Audit Committee shall be its Chairperson and one of its other members or the Chairman of the Board of Directors. The Audit Committee may hold its meetings, and members of the Audit Committee may attend meetings, by telephone conference if this is deemed appropriate.

7.	The minutes of the Audit Committee meetings shall accurately record the decisions reached and shall be distributed to Audit Committee members with copies to the Board of Directors, the Chief Executive Officer, and the Chief Financial Officer.

8.	The Audit Committee reviews, prior to their presentation to the Board of Directors and their release, all material financial information required by securities legislation and policies.

9.	The Audit Committee enquires about potential claims, assessments and other contingent liabilities.

10.	The Audit Committee periodically reviews with management, depreciation and amortization policies, loss provisions and other accounting policies for appropriateness and consistency.

11.	The Charter of the Audit Committee shall be reviewed by the Board of Directors on an annual basis.

B.	Authority

12.	The Audit Committee is appointed by the Board of Directors pursuant to provisions of the Business Corporations Act (British Columbia) and the bylaws of the Company.

13.	Primary responsibility for the Company’s financial reporting, accounting systems and internal controls is vested in senior management and is overseen by the Board of Directors. The Audit Committee is a standing committee of the Board of Directors established to assist it in fulfilling its responsibilities in this regard. The Audit Committee shall have responsibility for overseeing management reporting on internal controls. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the Audit Committee to ensure that management has done so.

14.	In fulfilling its responsibilities, the Audit Committee shall have unrestricted access to the Company’s personnel and documents and will be provided with the resources necessary to carry out its responsibilities.

15.	The Audit Committee shall have direct communication channels with the external auditor to discuss and review specific issues, as appropriate.

16.	The Audit Committee shall have the authority to engage independent counsel and other advisors as it determined necessary to carry out its duties.

17.	The Audit Committee shall establish the compensation to be paid to any advisor employed by the Audit Committee and such compensation shall be paid by the Company as directed by the Audit Committee.

C.	Relationship with External Auditor

18.	An external auditor must report directly to the Audit Committee

19.	The Audit Committee is directly responsible for overseeing the work of the external auditor including the resolution of disagreement between management and the external auditor regarding financial reporting.

20.	The Audit Committee shall implement structures and procedures to ensure that it meets with the external auditor on at least an annual basis in the absence of management.

D.	Accounting Systems, Internal Controls and Procedures

21.	The Audit Committee shall obtain reasonable assurance from discussions with and/or reports from management, and reports from external auditors that accounting systems are reliable and that the prescribed internal controls are operating effectively for the Company and its subsidiaries and affiliates.

22.	The Audit Committee shall review to ensure to its satisfaction that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements and will periodically assess the adequacy of those procedures.

23.	The Audit Committee shall direct the external auditor’s examinations to particular areas.

24.	The Audit Committee shall review control weaknesses identified by the external auditor, together with management’s response.

25.	The Audit Committee shall review with the external auditor its view of the qualifications and performance of the key financial and accounting executives.

26.	In order to preserve the independence of the external auditor the Audit Committee will:

(a)	Recommend to the Board of Directors the external auditor to be nominated; and

(b)	Recommend to the Board of Directors the compensation of the external auditor’s engagement.

27.	The Audit Committee shall review and pre-approve any engagements for non-audit services to be provided by the external auditor or its affiliates together with estimated fees, and consider the impact on the independence of the external auditor.

28.	The Audit Committee shall review with management and with the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimated and judgments of management that may be material to financial reporting.

29.	The Audit Committee shall review and approve the Company’s hiring policies regarding partners, employees and former partners and employee of the present and most recent former external auditor of the Company.

30.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

31.	The Audit Committee shall on an annual basis, prior to public disclosure of its annual financial statements, ensure that the external auditor has entered into a participation agreement and has not had its participant status terminated, or if its participant status was terminated, has been reinstated in accordance with the Canadian Public Accountability Board (“CPAB”) bylaws and is in compliance with any restriction or sanction imposed by CPAB.

E.	Statutory and Regulatory Responsibilities

32.	The Audit Committee shall review the annual audited financial statements and related management’s discussion and analysis (“MD&A”), including any letter to shareholders and related press releases, and recommend their approval to the Board of Directors, after discussing matters such as the selection of accounting policies (and changes thereto), major accounting judgments, accruals and estimated with management and the external auditor.

33.	The Audit Committee shall review the quarterly interim financial statements and related MD&A including any letter to shareholders and related press releases and approve them on behalf of the Board of Directors.

34.	The Audit Committee shall review any documents containing financial information extracted or derived from the Company’s financial statements prior to the public disclosure of the information.

F.       Reporting

35.	The Audit Committee shall report, through the Chairperson of the Audit Committee, to the Board of Directors following each meeting on the major discussions and decisions made by the Audit Committee.

36.	The Audit Committee shall report annually to the Board of Directors on the Audit Committee’s responsibilities and how it has discharged them.

37.	The Audit Committee shall review the Audit Committee’s Charter annually and recommend the approval of any proposed amendments to the Board of Directors.

Schedule “B”
to the Information Circular of Scorpio Gold Corporation

EQUITY INCENTIVE PLAN

Schedule “C”
to the Information Circular of Scorpio Gold Corporation

PROPOSED NEW ARTICLES